EXHIBIT 28 (d)(1)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of November 14, 2014 between New Alternatives Fund (the “Fund”), a series of shares of New Alternatives Fund, a Delaware statutory trust (the “Trust”), and Accrued Equities, Inc., a New York corporation (the “Investment Advisor”).

WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust desires to retain the Investment Advisor to furnish investment advisory services to the Fund and the Investment Advisor is willing to so furnish such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.        Appointment.    The Trust hereby appoints the Investment Advisor to act as investment advisor to the Fund for the period and on the terms set forth in this Agreement. The Investment Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.        Management.    Subject to the supervision of the Trust’s Board of Trustees, the Investment Advisor will perform the following services:

(i)          Provide a continuous investment program and strategy for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund, determining from time to time what securities and other investments will be invested, reinvested, owned, held or traded by the Fund. The Investment Advisor will provide this service under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Prospectus and resolutions of the Fund’s Board of Trustees adopted from time to time;

(ii)         The Investment Advisor shall, to the extent requested by the Board of Trustees, provide the personnel to act as officers of the Trust and pay the salaries of such officers;

(iii)        Transmit information concerning purchases and sales of the Fund’s portfolio securities to the custodian for proper settlement;

(iv)        Supply the Trust and its Board of Trustees with reports and statistical data as requested; and

(v)         Prepare a quarterly brokerage allocation summary and monthly security transaction listing for the Fund.

3.         Other Covenants.

The Investment Advisor further agrees that:

(i)          It will conform with all applicable Rules and Regulations of the U. S. Securities and Exchange Commission;

(ii)         It will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In executing portfolio transactions and selecting brokers or dealers, the Investment Advisor will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Investment Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker dealer to execute a particular transaction, the Investment Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Investment Advisor or an affiliate of the Investment Advisor exercises investment discretion. The Investment Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Investment Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Investment Advisor to the Fund. The Investment Advisor will make investment decisions for the Fund independently from those of other clients of the Investment Advisor. However, the same security may be held in the portfolio of more than one client when the same security is believed suited for the investment objectives of more than one client. Should two or more clients of the Investment Advisor simultaneously be engaged in the purchase or sale of the same security, to the extent possible, the transactions will be allocated as to price and amount in a manner fair and equitable to each client;

(iii)         It will maintain or supervise the maintenance of all books and records with respect to the securities transactions of the Fund and will furnish the Trust’s Board of Trustees with such periodic and special reports as the Board may request; and

(iv)         It will treat confidentially and as proprietary information of the Trust all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder

(except after prior notification to and approval in writing by the Trust, which approval may not be withheld where the Investment Advisor would be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

4.        Services Not Exclusive. The investment management services furnished by the Investment Advisor hereunder are deemed not to be exclusive, and the Investment Advisor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Investment Advisor will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed to be its agent.

5.        Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Investment Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-i under the 1940 Act, and to permit the Trust access to the Investment Advisor’s records upon the Trust’s request.

6.        Expenses.

(i)          During the term of this Agreement, the Investment Advisor will pay all expenses incurred by it in connection with its activities under this Agreement. The Investment Advisor, at the expense of the Trust, may lease office space and provide office furnishings, facilities and equipment as may be reasonably required for managing and administering the operations of the Fund. Other Fund expenses include supplies and customary clerical and professional services.

(ii)         The Fund will bear all of its own expenses not specifically assumed by the Investment Advisor. In addition to the investment advisory fee, the Trust or the Fund pays other operating expenses including, among others, taxes, brokerage commissions, fees of Trustees who are not affiliated with the Advisor, securities registration fees, charges for custodians, regulatory administration services and transfer agent services, blue sky filing fees, dividend disbursing and reinvestment expenses, auditing and legal expenses, the fees for filing and printing prospectuses sent to existing shareholders and the fees for filing and printing shareholder reports.

7.        Compensation. For the services provided to the Fund pursuant to this Agreement, the Trust will pay to the Investment Advisor and the Investment Advisor will accept as full compensation therefor, a fee accrued daily and payable monthly, in arrears, at the annual rate of 1.00% of the first $25 million of average daily net assets; 0.50% of the next $475 million of average daily net assets; and 0.40% of average daily net assets more than $500 million.

8.        Limitation of Liability. The Investment Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Advisor in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Investment Advisor, who may be or become an officer, director, employee or agent of the Trust, shall be deemed, when rendering service to the Fund or acting on any business of the Fund (other than services or business in connection with the Investment Advisor’s duties as investment advisor hereunder), to be rendering such services to or acting solely, for, the Trust and not as an officer, partner, employee or agent or one under the control or direction of the Investment Advisor even though paid by it.

9.        Duration and Termination. This Agreement will become effective on the date first written above, and unless sooner terminated as provided herein, shall continue in effect until June 30, 2015. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), or by the Investment Advisor on sixty days’ written notice. This Agreement will immediately and automatically terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning of such terms in the 1940 Act.)

10.        Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund.

11.        Miscellaneous. Any notice made pursuant to this Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, return-receipt requested, to the other party to this Agreement at its principal place of business. Notice given by a party’s attorney shall be deemed to be notice given by the party. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NEW ALTERNATIVES FUND

By:	/s/ DAVID J. SCHOENWALD
Name: David J. Schoenwald
Title: Chairperson and President

ACCRUED EQUITIES, INC.

By:	/s/ DAVID J. SCHOENWALD
Name: David J. Schoenwald
Title: Chairperson and President